FORM 8-K  3
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                                   USA  VIDEO  INTERACTIVE  LISTED  ON  THE
                                   FRANKFURT  EXCHANGE
USVO
USA VIDEO INTERACTIVE CORP.

MYSTIC,  CONNECTICUT,  OCTOBER  10,  2001 -- USA Video Interactive (OTCBB: USVO;
CDNX:  US; BSE: USF www.usvo.com) has been approved for listing on the Frankfurt
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Stock  Exchange  and  began trading on October 3 under the symbol USF.  Berliner
Freiverkehr (Aktien) AG, is acting as a market maker for the Company's stock. The Frankfurt listing is in addition to the Berlin unofficial regulated market announced in July. The Frankfurt listing further allows European investors to buy shares in local currency and helps establish a more significant presence in Europe for USVO. Makro GMBH prepared the documentation necessary for USVO's listing on the Frankfurt Stock Exchange, Quotes can be accessed at www.comdirect.de.
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"We are pleased to be listed on the Frankfurt Stock Exchange and look forward to the increased exposure the listing will provide," said Edwin Molina, President and CEO of USVO. "The Frankfurt listing, combined with upcoming conferences in Germany later this year, at which USVO representatives will speak, should increase awareness of USVO in Europe and posture the company for significant growth. With the StreamHQ(TM) launch now complete, this listing comes at an opportune time."

ABOUT  USA  VIDEO  INTERACTIVE

USVO is a developer and supplier of Internet media delivery services, systems, and innovative end-to-end solutions. The company has developed its StreamHQ(TM) architecture to provide a wide range of business customers with value-added media delivery services. StreamHQ(TM) facilitates the transmission of digitized and compressed video to the user's desktop via multiple modes that take advantage of available connectivity. While competitors take a "one-size-fits-all" streaming approach, StreamHQ(TM) brings unique value propositions to individual vertical markets with functionality designed specifically for those markets. Beyond high quality media delivery, USVO gives its customers media asset management tools and information that provide accountability and return on investment (ROI) for their streaming expenditures. USVO has created Zmail, which uses StreamHQ(TM) to deliver rich media emails for advertising, marketing, corporate communications, and customer service applications. USVO holds the pioneering patent for store-and-forward video, filed in 1990 and issued by the United States Patent and Trademark Office on July 14, 1992; it has been cited by at least 145 other patents. USVO holds similar patents in Germany, Canada, England, France, Spain, and Italy, and has a similar patent pending in Japan. For more information, visit www.usvo.com.
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USA VIDEO INTERACTIVE Corporate Headquarters Office: 70 Essex Street; Mystic, CT
06355; (800) 625-2200; (860) 572-1560.  Canada Office: 837 West Hastings Street;
Suite #507; Vancouver, B.C. V6C 3N6. Trading symbol on the OTCBB: USVO; Trading symbol on The Canadian Venture Exchange: US; Trading Symbol on the Berlin Stock
Exchange: USF. Standard & Poors Listed. CUSIP 902924208. The Canadian Venture Exchange (CDNX) has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. For more information contact: Kevin Yorio, 860-572-1560; info@usvo.com
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This  press  release may contain forward-looking statements.  Actual results may differ materially from those projected in any forward-looking statement. Investors are cautioned that such forward-looking statements involve risk and uncertainties, which may cause actual results to differ from those described


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